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                                                                    Exhibit 99.1

[LOGO] NATIONAL
       STEEL
4100 Edison Lakes Parkway
Mishawaka, IN 46545-3440


                                                   Contact:  Anita-Marie Hill
                                                             Romelia Martinez
                                                             Sitrick And Company
                                                             (310) 788-2850

                             NATIONAL STEEL RECEIVES
                                 BIDS FOR ASSETS

     Mishawaka, IN - April 10, 2003 - National Steel Corporation today announced that it has received bids for the sale of substantially all of its principal steelmaking and finishing assets and iron ore pellet operations. First, AK Steel Corporation reaffirmed its bid for $1.125 billion, consisting of $925 million in cash and the assumption of certain liabilities approximating $200 million, but due to its failure to reach agreement with the United Steelworkers of America ("USWA") on a new labor agreement, its proposal is conditioned on the rejection of all of National Steel's collective bargaining agreements with the USWA and the termination of all retiree benefits in accordance with Sections 1113 and 1114 of the Bankruptcy Code.

     In addition, United States Steel Corporation submitted a bid to acquire substantially all of National Steel's principal steelmaking and finishing assets and iron ore pellet operations for $975 million, consisting of $775 million in cash and the assumption of certain liabilities approximating $200 million. U.S. Steel previously announced that it has reached a tentative agreement with the USWA on a new labor agreement.

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     Also as previously announced, early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act ("HSR Act") with respect to the AK Steel proposal was granted and the Department of Justice advised National Steel that it had closed its investigation under the HSR Act with respect to the U.S. Steel proposal. Both offers remain subject to the satisfaction of other closing conditions.

     The date of the auction for the sale of substantially all of National Steel's assets is scheduled for April 16, 2003. The Bankruptcy Court hearing to consider approval of the sale of such assets is scheduled for April 21, 2003.

     In addition, National Steel today announced that the Bankruptcy Court approved an extension of the period during which National Steel has the exclusive right to file a plan of reorganization in its Chapter 11 case to April 30, 2003.

     National Steel filed its voluntary petition in the U.S. Bankruptcy Court for the Northern District of Illinois in Chicago on March 6, 2002.

     About National Steel:

     Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,200 employees. For more information about the company, its products and its facilities, please visit National Steel's website at www.nationalsteel.com.

     All statements contained in this release, other than historical information, are forward-looking statements. Completion of the potential transaction described in this release is subject to various conditions, risks and uncertainties, and there can be no assurance that the transaction will be

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consummated. A variety of factors could cause business conditions and the
Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2002.

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